EXHIBIT 3.47

Form 701		This space reserved for office
(Revised 01/06)		use

Return in duplicate to: Secretary of State
P.O. Box 13697
Austin, TX 78711-3697	Registration of a
512 463-5555	Limited Liability Partnership
FAX: 512 463-5709
Filing Fee: See instructions

Entity Information
The name of the partnership is:

The partnership is a: ☐ General Partnership ☐Limited Partnership
The federal employer identification number of the partnership is: ____________________________________________________
☐ The partnership has not obtained a federal employer identification number at this time.
Number of Partners
The number of partners at the date of the application is: ____________________________________________________________
In a limited partnership, only state the number of general partners. Do not include limited partners.
Principal Office
The street address of the partnership’s principal office in this state or outside of this state, as applicable, is:

Street or Mailing Address	City	State	Country	Zip Code
Statement of Partnership’s Business
The partnership’s business is:

Effectiveness of Filing
(Select either A or B.)
A. ☐ This document becomes effective when the document is filed by the secretary of state.
B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: _____________________________________________________________________
Execution
The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.
Date: ____________________

Signature:
/s/
For a general
partnership, the registration must be signed by a majority-in-interest of the partners, or by one or more partners authorized by a majority-in-interest of the partners. For a limited partnership, any general partner may sign.

Additional Signature:
/s/

Additional Signature:
/s/